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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                              REVENGE MARINE, INC.

             (Exact name of registrant as specified in its charter)

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            NEVADA                                       36-3051776
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 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


    2051 NW 11Th Street, Miami Fl                           33004
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(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:      (305) 643-0334
                                                   -----------------------------

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:

                              Common Stock, $0.001
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                                (Title of class)


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INFORMATION REQUIRED IN REGISTRATION STATEMENT

CERTAIN FORWARD-LOOKING INFORMATION

         The information contained in this Registration Statement includes forward-looking statements. Since this information is based on current expectations which involve risks and uncertainties, actual results could differ materially from those expressed in the forward-looking statements. Various important factors known to Revenge Marine, Inc. that could cause such material differences are identified in the section entitled Business Factors contained in
Item 1 of this Registration Statement.

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ATTENTION:  CURRENT REORGANIZATION IN PROGRESS

      THE INFORMATION CONTAINED IN THIS REGISTRATION STATEMENT IS CURRENT AS OF WEDNESDAY, OCTOBER 28, 1998. REVENGE MARINE, INC., A NEVADA CORPORATION ("REVENGE" OR THE "COMPANY") IS IN THE PROCESS OF A REORGANIZATION PLAN. THE BOARD OF DIRECTORS OF REVENGE HAS DETERMINED THAT IT IS IN THE BEST INTEREST OF THE COMPANY TO UNDERTAKE A REORGANIZATION FOR VARIOUS REASONS. THE PURPOSE OF THIS REORGANIZATION IS TO SEPARATE OUT THE MARINE ASSETS AND MARINE BUSINESS OF REVENGE, WHICH CONSTITUTE PRESENTLY THE ENTIRE BUSINESS, ASSETS AND ACTIVITY OF REVENGE. TOWARD THIS END, THE MANAGEMENT HAS CAUSED TO BE FORMED A NEW DELAWARE CORPORATION, REVENGE MARINE, INC. ("REVENGE DELAWARE"). IT IS THE INTENTION OF MANAGEMENT THAT REVENGE DELAWARE PURCHASE THE MARINE ASSETS AND BUSINESS OF REVENGE. MANAGEMENT ANTICIPATES THAT EACH SHAREHOLDER OF REVENGE WILL RECEIVE AN INTEREST IN REVENGE DELAWARE AS PART OF THE SALE OF THE MARINE ASSETS TO REVENGE DELAWARE. WHILE THE BOARD OF DIRECTORS OF REVENGE HAS APPROVED THE PRINCIPLE OF THIS REORGANIZATION, THE BOARD OF DIRECTORS OF REVENGE HAS NOT DETERMINED PRECISELY UNDER WHAT MECHANISM THE ASSETS WILL BE SOLD TO REVENGE DELAWARE OR WHAT FORM OF PARTICIPATION THE SHAREHOLDERS OF REVENGE WILL HAVE IN REVENGE DELAWARE. THE COMPANY IS CURRENTLY IN THE PROCESS OF OBTAINING A THIRD-PARTY EVALUATION OF THE VALUE OF THE REVENGE ASSETS.

      THE BOARD OF DIRECTORS OF REVENGE AND REVENGE DELAWARE ARE PRESENTLY IDENTICAL. THE OFFICERS OF REVENGE AND REVENGE DELAWARE ARE NEARLY IDENTICAL. REVENGE DELAWARE PURCHASED AN EXPIRED OPTION TO ACQUIRE THE ASSETS OF BLACKFIN YACHT CORPORATION (THE "BLACKFIN ASSETS"), FROM REVENGE FOR A PURCHASE PRICE EQUAL TO WHAT REVENGE PAID FOR THE OPTION, $100,000. REVENGE HAS NOT YET BEEN PAID FOR THE PURCHASE PRICE OF THE OPTION. REVENGE DELAWARE CLOSED ON THE PURCHASE OF THE BLACKFIN ASSETS ON FRIDAY, OCTOBER 23, 1998. REVENGE DELAWARE ALSO ENTERED INTO A LOAN AGREEMENT WITH FINOVA FINANCIAL CORPORATION ("FINOVA") FOR A $2.1 MILLION LOAN WHICH CLOSED ON FRIDAY, OCTOBER 23, 1998. SOME OF THE PROCEEDS OF THIS LOAN WERE USED TO PURCHASE THE BLACKFIN ASSETS. REVENGE EXECUTED THE LOAN AGREEMENT WITH FINOVA AS A CO-BORROWER, ALONG WITH REVENGE DELAWARE AND MEMBERS OF MANAGEMENT AND CERTAIN STOCKHOLDERS OF REVENGE WHO ALSO GUARANTEED THE FINOVA LOAN. IT IS CONTEMPLATED THAT FINOVA WILL RELEASE REVENGE UPON THE COMPLETION OF THE REORGANIZATION AND ASSET SALE TO REVENGE DELAWARE, BUT THERE IS NO ASSURANCE THAT THIS WILL OCCUR. REVENGE IS ALSO IN THE PROCESS OF SEEKING ASSIGNMENTS AND/OR RELEASES FROM MIAMI RIVER PARTNERS, CONSOLIDATED YACHT CORPORATION AND THE HOLDERS OF ITS CONVERTIBLE DEBENTURES UPON THE COMPLETION OF THE REORGANIZATION. THERE IS NO ASSURANCE THAT ANY SUCH RELEASES WILL BE OBTAINED.

         CONCURRENTLY WITH THE REORGANIZATION AND ASSET SALE, REVENGE INTENDS TO PURSUE AND IS PURSUING OTHER ACQUISITION OPPORTUNITIES THAT ARE PERIPHERALLY RELATED, OR UNRELATED, TO THE MARINE INDUSTRY. WHILE THIS REGISTRATION STATEMENT ACCURATELY DEPICTS REVENGE AS IT HAS EXISTED AND EXISTS PRESENTLY, NO ASSURANCE CAN BE GIVEN THAT ANY OF THE REORGANIZATION PLANS OF REVENGE WILL ACTUALLY BE REALIZED. IN THE IMMEDIATE FUTURE, REVENGE MAY TOTALLY DIVEST ITSELF OF ITS MARINE ASSETS OR IT MAY CEASE ITS DIVESTITURE AT ANY STAGE IN



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THE REORGANIZATION PROCESS. WHILE EVERY EFFORT WILL BE MADE TO OBTAIN FAIR
SHAREHOLDER VALUE FOR THE MARINE ASSETS SHOULD THEY BE SOLD TO REVENGE DELAWARE BY REVENGE, THERE CAN BE NO ASSURANCE THAT THE CONSIDERATION FOR THE SALE OF SUCH ASSETS WILL BE ADEQUATE. IN ADDITION, AS REVENGE HAS NOT DETERMINED THE MECHANISM BY WHICH ITS SHAREHOLDERS MIGHT RECEIVE SOME OWNERSHIP INTEREST IN REVENGE DELAWARE, THERE IS NO ASSURANCE THAT SUCH A MECHANISM CAN OR WILL BE FOUND. WHEN REVENGE MARINE, INC., A NEVADA CORPORATION, AND ITS BUSINESSES ARE HEREIN DESCRIBED, THEY ARE DESCRIBED AS THEY PRESENTLY EXIST, WITHOUT AN IMPLEMENTED PLAN OF REORGANIZATION. SUCH AN IMPLEMENTED PLAN WOULD HAVE A MATERIAL EFFECT ON THE BUSINESS AND OPERATIONS OF REVENGE.

         IN THIS REGISTRATION STATEMENT GENERALLY, WHEN THE TERMS REVENGE, THE COMPANY OR MANAGEMENT ARE USED, IT MUST BE UNDERSTOOD THAT THESE TERMS MAY REFER TO REVENGE MARINE, INC., A NEVADA CORPORATION OR TO REVENGE MARINE, INC., A DELAWARE CORPORATION, BECAUSE THE REORGANIZATION HAS NOT YET BEEN COMPLETED. EVERY ATTEMPT HAS BEEN MADE TO CONSISTENTLY IDENTIFY AND SEPARATE OPERATIONS OF REVENGE AND REVENGE DELAWARE, TO THE EXTENT SUCH SEPARATION IS CURRENTLY MEANINGFUL.
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ITEM 1.   BUSINESS

OVERVIEW

         Revenge Marine, Inc., a Nevada Corporation ("Revenge" or the "Company") is a leading manufacturer and servicer of advanced technology yachts and motor boats. Revenge is positioned to offer its customers a wide variety of marine products, from a 16 foot flats motor boat to a 110 foot custom built megayacht. Revenge meets its customers' needs for high-performance, competitively priced, advanced technology boats and yachts by employing the latest industry materials and manufacturing techniques, as well as pioneering the use of advanced composite materials and innovative hull designs. Revenge also offers significant service and refurbishing capabilities. The breadth of Revenge's custom and production line and servicing capability allows Revenge to service the needs of a very wide segment of marine industry customers.

         In October of 1998, Revenge contemplated entering into an arrangement with Revenge Marine, Inc., a Delaware Corporation ("Revenge Delaware"), whereby Revenge would sell all of its assets, operations and subsidiaries to Revenge Delaware in exchange for a form and amount of consideration as yet undetermined. Revenge Delaware is a Delaware corporation formed in October, 1998 and set-up for the purpose of allowing Revenge to separate out its marine operations and to cause those operations to develop separately. At the closing of the sale of the assets of Revenge to Revenge Delaware, should such an event occur, Revenge would have no assets or business operations other than the consideration received from the sale of those assets. Revenge contemplates entering into merger or acquisition transactions currently under negotiation in fields only tangentially related, if at all, to marine operations. There is no assurance that the asset sale will be consummated or that Revenge will be successful in any subsequent attempts to engage in merger or acquisition activity.

COMPANY HISTORY

         Revenge was originally incorporated as a Nevada Corporation in December, 1979 as Contracap, Inc. The Company then changed its name several times. In November, 1994, the Company changed its name to Global Energy Organization Corporation. In January, 1998, Global Energy Organization Corporation entered into a stock exchange agreement with Revenge Marine, Inc., (formerly Revenge Yachts, Inc.), an Oklahoma corporation subsequent to which Global Energy Organization Corporation changed its name to Revenge Marine, Inc. Prior to January, 1998, neither Revenge Yachts, Inc. nor Global Energy Organization Corporation had any significant assets. Prior to January, 1998, Revenge had not engaged in significant activity involving the Yachting or Marine Industries. In January, 1998, Revenge restated its purpose as providing consulting services and investment opportunities in the Yachting and Marine industries.








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         Revenge began a strategy of identification, acquisition and consolidation of marine industries. In May of 1998 Revenge entered into a stock exchange agreement with Consolidated Marine, Inc., a Florida Corporation ("Consolidated"), whereby Revenge acquired all of the outstanding stock of Consolidated in exchange for 636,934 shares of common stock in Revenge. Consolidated is a custom and production yacht builder, as well as a re-fitter and repairer of large watercraft. Revenge acquired Consolidated as the first acquisition in a series of acquisitions of marine manufacturers with the purpose of creating a leading marine manufacturing, repair and marketing organization that could serve diverse customer demands and offer a wide-range of products and services efficiently.

         Revenge intends to pursue an acquisition strategy that seeks to combine companies with cutting-edge manufacturing technology, ultra-light construction techniques and the latest composite materials into an entity that offers a full range of 16 to 110 foot boats and yachts at competitive prices. Consistent with that strategy, in May of 1998, Revenge entered into a stock exchange agreement with Egret Boat Company, a Florida Corporation ("Egret"), whereby Revenge acquired all the outstanding stock of Egret in exchange for 955,414 shares of common stock in Revenge. Egret is a production manufacturer of advanced composite motorized flats boats of less than 35 feet in length. In August, 1998, 180,692 additional shares were issued to Egret and Consolidated to complete the combined transactions and the full payment of the consideration specified in the stock exchange agreements.

         In September, 1998, Revenge entered into an agreement to purchase Consolidated Yacht Corporation, which contained within it certain assets that were not included in the Consolidated Marine, Inc. acquisition, but which added refurbishing, repair and production capability to what had been acquired in the Consolidated Marine, Inc. acquisition.

         In October of 1998, Revenge had an option to purchase the assets of Blackfin Yacht Corporation ( the "Blackfin Assets") from Detroit Diesel Corporation. The option expired. Subsequent to the expiration of the option, Revenge sold the option to Revenge Delaware for its purchase price, $100,000. Detroit Diesel honored the expired option and on Friday, October 23, 1998, Revenge Delaware purchased the Blackfin Assets for a purchase price of $1,005,445 in cash and 545,455 warrants to acquire Revenge common stock exercisable at an exercise price of $6.44 per share. In addition, Revenge Delaware granted Blackfin Yacht Corporation a 2% fee of the per unit sale price for each vessel produced from the Blackfin Assets. Revenge Delaware also granted certain demand and piggyback registration rights to Blackfin Yacht Corporation for the warrants issued in the asset purchase. The Blackfin Assets provide a line of mid-size fiberglass yachts, from 27 to 48 feet. In addition, there was an established dealer network for Blackfin products, which are visually unique and have a high level of brand identification. The completion of the three acquisitions outlined above gives Revenge or Revenge Delaware the capability to produce a wide range of high technology motor yachts and motor boats, ranging from 110 foot custom yachts to 16 foot flats boats.

           Consistent with its philosophy of acquiring and streamlining synergistic marine enterprises, Revenge entered into a long-term lease with an option to purchase on an 8.67 acre marine facility in Miami, Florida in July of 1998. Revenge or Revenge Delaware has consolidated its acquisitions and many of its operations in the Miami facility and therefore is positioned to take advantage of economies of scale, improved production efficiencies and elimination of redundancies. In addition to the Miami facility, Revenge maintains a facility in Dania, Florida. Revenge or Revenge Delaware continues to identify and explore other marine acquisitions that are consistent with its objectives.

ACQUISITIONS AND STRATEGY

         Management believes that several important objectives will be accomplished by the acquisitions. The acquisitions of Consolidated Marine, Inc. and Egret Boat Company and other targeted acquisitions will contribute market-proven design technology, leading edge composite manufacturing materials and processes, and high strength, lightweight construction that offer cost savings and pricing flexibility to our full range of 16' to 110'


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boats and yachts. Our centralized operations will consolidate sales, facilities, manufacturing, development, and general and administrative expenses in an attempt to create significant savings and increase profits and cash flow. Sales of a full line of boat sizes and related products to the individual megayacht, sportfishing, and military markets may help to balance business cycles. Through economies of scale and steadier, more predictable sales, our costs of raw materials, engines, accessories, and advertising might be reduced through volume purchases, partnering with vendors, and steadier ordering.

         Of course, significant challenges exist with respect to the acquisitions. Revenge has not yet fully integrated each acquisition into a systematically operating, unified whole with separate profit centers. There are a number of different personalities, skilled laborers accustomed to differing management styles and logistical problems still to be worked out. While Revenge hopes to form a clear and appealing brand name presence in the marketplace, success at doing so is far from certain. In closing the various acquisitions and leasing the Miami facility, Revenge has taxed its resources, both financial and human. Revenge does not presently have enough operating capital to accomplish its near-term operational goals. While management believes that there exists opportunities for raising additional capital in equity and debt, this is not certain. If Revenge cannot grow revenue sufficient to meet its operating expenses or if it cannot raise sufficient additional financing, then the Company may fail. Revenge has operated at a loss and there is no assurance that it will ever operate at a profit. Nevertheless, management believes the acquisitions and their integration into the Miami facility provide a possibility for significant operational success.

PRODUCTS AND SERVICES

         Revenge intends for its customers to be able to choose from a variety of distinctive yacht and boat styles, from custom megayachts to small sport fishing boats, each manufactured to exacting standards and incorporating some of the latest marine technology. In addition, through the service capabilities of the Consolidated acquisitions, Revenge offers a wide range or repair and refitting options. Revenge has molds for yachts which offer customers a unique design, distinctive from other manufacturers. In addition, Revenge focuses its efforts on composite technologies which would allow for the use of smaller engines, innovative hull designs and increased durability over certain fiberglass materials.

BOATS

         The Company has the capability of building custom megayachts through the production capabilities acquired in the Consolidated acquisitions. These custom megayachts range between 74 to 110 feet and provide significantly higher margins than the Company realizes on the sales of its smaller boats.

         Although no mid-sized yacht is currently in production, the Company anticipates having a mid-sized yacht in place shortly, as soon as the molds from the Blackfin acquisition can be evaluated and integrated into the production line. Revenge is currently producing the Egret line of boats, which are generally small, flats boats ranging from 16 to 29 feet. Egrets are high-technology, high end, production boats, capable of customization through a number of add-on options the customer can select.

THE CONSOLIDATED PRODUCT LINE

         Consolidated Marine, Inc. is a key component in our future success, as the manufacturer of megayachts, boats produced from the Revenge molds, and any other products from future acquisitions. Consolidated Marine, Inc., located in Dania, Florida, just south of Ft. Lauderdale, was formed in 1998 and is a custom and production yacht builder, as well as a re-fitter and repairer of large watercraft. Consolidated Marine, Inc. employs extensive use of carbon fiber composites to manufacture lightweight yet extremely strong boats and major components, and to perform refits and repairs. These materials and the expertise and technology that capitalizes on them will



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be used to produce the Company's boats and yachts.

         Consolidated recently entered into an agreement to manufacture an 85' yacht. It also has plans to produce 74' to 110' megayachts. The Company will rely on Consolidated to manufacture its other yachts, such as the output planned using the Revenge molds. This strategy will ensure that Consolidated's advanced carbon fiber technology is used for all of our products, and that we retain our competitive edge. In addition, Egret Boat Company employs similar technology to produce its top of the line "flats" boats - specialty fishing boats purchased by sport enthusiasts.

         Our diversification strategy, where a full range of yacht sizes will be produced and sold to recreational, commercial, and military markets, will have a similar affect on guarding our revenues from business cycles. Sales of multiple size products to megayacht, sportfishing, and military markets will diversify revenue sources from different market sectors, and enable multiple manufacturing projects to be conducted simultaneously to provide a smoother revenue stream. In addition, new technological advances will allow us to extend our market coverage to other boat size market sectors, and add related products to our sales mix.

         Through the Consolidated acquisition, we will produce megayachts and market them at the following base prices. Added features will increase prices above base levels:

                Model                             Base Price
                -----                             ----------
                  74'                            $3.0 million
                 110'                            $5.8 million

THE EGRET PRODUCT LINE

         Egret Boat Company has evolved its specialized manufacturing processes over time from boat and component production, refits, and repairs performed by Consolidated Marine, Inc. into the construction of what is considered to be the ultimate 16' and 18' flats boats. These are highly evolved recreational small craft sufficiently high-powered (110 to 175 horsepower) to get out to fishing grounds quickly, but sufficiently seaworthy to handle the chop of large bodies of water. Egret has designed its boats to meet these requirements in a boat that rides smoothly without dragging its transom in the mud in shallow waters, a major industry accomplishment.

         Egret has targeted a market niche and is considered to be amongst the highest quality products in the industry. The use of carbon-Kevlar composites and high quality processes and components, positions the company as a custom producer. About 133 18' units have been produced since Egret's 1992 inception, and a 16' product is also currently being produced. A more conventional laminate process will be offered to reduce costs, and produce greater market penetration and higher per boat profits. A 29' center console sportfishing boat prototype has been constructed and production manufacturing will commence on it in the near future.

REPAIR AND REFURBISHING SERVICES

         Revenge anticipates that a significant portion of its operating income will be derived from its repair and refurbishing facilities. Although Consolidated generated most of its revenues, before its acquisition by Revenge, through repair and refurbishing, it did so in a facility with considerably less resources than the Miami facility. Revenge now has a number of covered working areas which can allow for in the water painting and repair of a number of large vessels at one time. Although there is no historical basis for what kinds of revenues might be generated through refurbishing and repair in the Miami facility, because these services offer relatively high margins, management believes that they could add significantly to Revenge revenues.



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OPERATIONS

         The Company's sales and service structure combines the benefits of a flexible, custom repair, refurbishing and service facility with a wide variety of motor boats and motor yachts. The Company intends to exploit the efficiencies of centralized back office functions and personnel and management, while supporting a diverse product line and flexible service and repair structure.

         The Company has two leased facilities presently, the Miami production facility and the Dania facility. With respect to sales activities, certain sales and marketing activities are done directly by Revenge, primarily its Egret line. Most larger yachts will be sold and marketed concurrently by Revenge and third party brokers. The Internal marketing and service operations are typically responsible for developing and managing customer relationships, including initial sales-generating activities, proposal drafting and the pricing of product and service offerings, as well as on-going account management.

SALES AND MARKETING

         The Company targets its marketing efforts primarily at individual consumers and purchasers of production and custom yachts. In addition, Revenge supports third-party dealers and brokers in their efforts to market Revenge products. These marketing efforts take the form of advertisements in trade and specialty publications, boat show events and promotions, speaking engagements, networking activities and building relationships between Revenge management and likely purchasers of Revenge products. The Company intends to leverage its service, marina dockyard, and Miami facility tenants into potential marketing vehicles for its products.

         Since relocating to the Miami facility, Revenge has pursued a strategy of building synergies amongst its various operations, so that marketing and sales efforts in one area would complement other areas. Revenge is pursuing a strategy of becoming the boat builder and re-fitter of choice for a wide variety of potential marine customers. Management believes that significant numbers of present and future service, refurbishing, and dockage customers will be persuaded to make subsequent boat purchases from Revenge. Revenge is not dependent on any particular customer for its revenue base or growth. In fiscal 1999, none of the Company's customers is projected to account for more than 10% of the Company's total revenues from boat sales.

COMPETITION

         The marine product and services industry is intensely competitive. Revenge expects competition to intensify in the future. As an integrated product and service provider, Revenge competes with sellers of used motor boats and yachts, manufacturers of new products, and existing service providers. Management is not aware of any company which would compete directly in every phase of the Company's operations. Instead, Revenge faces competition from a number of different sources and on different levels. Viking, Travis Boats, Brunswick, and Cabo all compete with Revenge in boat products. In addition to these large national companies, Revenge also competes against numerous regional and local companies in the service, refurbishing and dockage areas and many of these competitors have longstanding customer relationships. For the smaller, less expensive boats, there is intense competition both from other boat builders of similar size as well as from alternative craft that might compete with flats-boats and small yachts.

         Some of the Company's competitors have greater financial, technical and marketing resources. As a result, such companies may be able to respond more quickly to new or emerging technologies and changes in customer needs or devote more resources to the development, promotion and sales of their boats, yachts or services than Revenge. In addition, competition could result in price decreases and depress gross margins in the industry. Further declines in the Company's gross margins may exacerbate the impact of fluctuating net revenues and operating costs on the Company's operating results and have a material adverse affect on the Company's business, operating results and financial condition.




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         The principal competitive factors in the Company's industry include the breadth and quality of product and service offerings, product availability, pricing, and expertise of technical workforce, research and design innovations, developments in marine architecture and the price of skilled labor in the local market. Revenge believes that it competes favorably with respect to each of these factors. However, there can be no assurance that Revenge will, in the future, be able to compete successfully against existing or future competitors or that such competition will not adversely affect Revenge's business, operating results and financial condition.

EMPLOYEES

         As of September 30, 1998, the Company had over 55 full-time employees, including 3 in sales and marketing, 40 in production, manufacturing and service and 12 in management, accounting and administration. None of the Company's employees is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and considers its employee relations to be good.

         Revenge believes that its future success depends, to a large extent, upon the efforts and abilities of its executive officers, managers, skilled laborers, designers, sub-contractors, technical and sales personnel. Revenge's planned expansion of its service operations will require the recruiting and training of a significant number of additional qualified administrative, skilled labor and marketing personnel, including fiberglass production specialists, skilled laborers proficient in the fiberglass and composite boat building processes that Revenge employs. Competition for qualified technical, production and sales personnel is intense. The Company competes with other boat builders as well as with non-marine employers for qualified employees. The Company has, in the past, experienced annual turnover of personnel of less than 5%. Failure by the Company to attract and train skilled managers, technical and sales personnel on a timely basis, or the inability of the Company to retain such personnel, could materially and adversely affect the Company's business, financial condition or results of operation.

PATENTS AND INTELLECTUAL PROPERTY RIGHTS

         Although Revenge has 1 registered trademark, it has no registered patents and relies almost entirely upon un-patented technology in its production, manufacturing and design processes. There is no assurance that employees of Revenge will not appropriate its manufacturing techniques on behalf of existing or new competitors. In addition, there can be no assurances that Revenge can adequately protect its un-patented boat designs, molds, composite materials, processes or designs or that others may not independently develop similar processes or designs or otherwise gain access to Revenge designs, molds, composite materials, processes, or methods of production. If Revenge were to fail to maintain a technological edge against its competitors, there could be a significant impact on future revenues.

RELIANCE ON PRINCIPAL SUPPLIERS

         Revenge's key suppliers for resin, fiberglass and carbon fiber are GLS, ATC and BTI. Key suppliers for marine engines are Pompano Beach Marine Center, OMC, Detroit Diesel and Caterpillar. Revenge believes its relationships with its suppliers are stable and anticipates no disruptions in those relationships. Nevertheless, Revenge is not dependent on any particular supplier and management believes that other suppliers would be readily available were Revenge's present suppliers unable to meet the Company's needs.




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BUSINESS FACTORS

         IN EVALUATING THE COMPANY'S BUSINESS, THE FOLLOWING BUSINESS FACTORS SHOULD BE CAREFULLY CONSIDERED. IN ADDITION, THIS DOCUMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND TREND ANALYSIS BASED ON CURRENT EXPECTATIONS. ACTUAL RESULTS MAY DIFFER MATERIALLY DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW.

         FLUCTUATIONS IN QUARTERLY RESULTS. The Company's quarterly results have varied in the past and the Company expects its quarterly operating results to continue to fluctuate. The Company's net revenues may fluctuate due to a variety of factors, including the level of expenditures by purchasers of large yachts or refurbishing repair demand, demand for marine related products and services in general, demand for Revenge's boats and services in particular, the timing of orders for Revenge's products and services, product supply constraints, including manufacturing and integration difficulties and customer demand driven by the introduction and adoption of new boats by Revenge and other manufacturers. Due to its narrow product gross margins on inexpensive, smaller boats, the Company's operating results may be especially sensitive to changes in the mix of product option or service revenues, the margin mix of products sold, the margin mix of services sold and the level of its operating expenses. The Company's expenses may fluctuate as a result of numerous factors, including interest rates, the timing and rate of new employee hiring, the amount and timing of vendor-provided marketing funds, the utilization rate of service personnel, competitive conditions and the impact of acquisitions. The Company's costs are largely fixed in the near term and the Company may be unable to adjust spending in a timely manner to compensate for an unexpected revenue shortfall. As a result, revenue shortfalls may have an immediate and disproportionate adverse effect on operating results. In addition, if the Company spends to build its capacity to support higher revenue levels, the Company's near term operating results will suffer until it achieves its revenue goals. For example, the Company's retooling and repair of the Blackfin molds and ramping up for production will involve significant expenses which may affect operating margins. Due to the Company's recent growth, it is difficult to discern seasonal trends. However, the Company believes that first and fourth quarter revenues may be negatively affected due to generally lower boat purchases during the Summer months. Due to all of these factors, the Company believes that its operating results are likely to vary on a quarterly basis. As a result, period-to-period comparisons of its operating results are not necessarily meaningful, and quarterly results may not be indicative of results to be expected for a full year.

         NARROW GROSS MARGINS FOR PRODUCT SALES. Approximately 10% of the Company's net revenues in fiscal 1998 were generated through service, refurbishing and repair. As a result of intense price competition, the Company's product gross margins on smaller boats will continue to be fairly low, projected to be approximately 18% in fiscal 1999. The Company believes that competitive conditions will continue to place pressures on its product gross margins. As a result of the Company's narrow product gross margins, fluctuations in net revenues and operating costs may have a disproportionate impact on the Company's operating results. Further declines in the Company's product gross margins may have a material adverse effect on the Company's business, financial condition and operating results.

         DEPENDENCE ON MIAMI FACILITY, DANIA FACILITY

          Disruption of operations at Revenge's Miami facility for any reason, including power or telecommunications failures, natural disasters such as hurricanes, fires, tornados or floods, or work stoppages, would have a material adverse effect on the Company's business, operating results and financial condition. In addition, if Revenge were to be unable to secure the consent of Miami River Partners, Ltd, its landlord, to sublet parts of the Miami facility or to assign the lease-option in the Miami facility in the context of its planned reorganization, it is possible that Revenge would be unable to continue and would fail without the Miami facility.

         In addition, Revenge is dependent on the continuing working relationship with its landlord at the Dania facility. As Revenge does not have a lease for the Dania facility, but operates month-to-month, a termination of or significant changes to the financial or facility arrangements at Dania would have a significant impact on Revenge's ability to be profitable.

         INCREASED EMPHASIS ON REPAIR AND LARGE YACHT SALES. Revenge's service operations and custom large yacht sales are characterized by higher gross margins than those attainable in small product sales, such as the Egret line. As a result, the Company's goal is to increase the proportion of revenues derived from the provision of services and large yachts relative to small product sales. The Company's success in increasing its service revenues will depend primarily on the acceptance by the relatively small group of large yacht owners and purchasers of the Revenge's brand, identity, product and reputation. To the extent that the Company does not successfully increase the proportion of revenues attributable to its large yacht and service/repair business, the Company's operating margins may be adversely affected. The Company has also recently implemented a more sophisticated cost-based methodology for pricing its services. If service revenues do not increase sufficiently or the Company fails to accurately price its services, the Company's business, operating results and financial condition would be materially and adversely affected.

         NEED TO RECRUIT AND RETAIN MANAGEMENT, TECHNICAL AND SALES PERSONNEL. The Company believes that its future success depends, to a large extent, upon the efforts and abilities of its executive officers, managers, technical and sales personnel. Failure by the Company to attract and train skilled managers, technical and sales personnel on a timely basis, or the inability of the Company to retain such personnel, could materially and adversely affect the Company's business, operating results or financial condition.

         MANAGEMENT OF GROWTH. The Company has experienced enormous growth since its entry into the marine industry and its extensive acquisitions. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's management, financial, sales, technical and support systems and personnel. The Revenge's ability to manage its growth effectively will require it to continue to develop and improve its operational, financial and other internal systems and train, manage and motivate its employees. The Company has in the past and will continue in the future to evaluate the acquisition of businesses that complement or expand the Company's presence and profitability in the marine industry. Integrating newly acquired companies could be costly and may result in the loss of customers and key personnel and may disrupt operations. Additionally, integrating newly acquired businesses may divert significant management resources and attention from day to day operations. Historically, Revenge has spent considerable amounts of its human and managerial capital on the integration of acquisitions and streamlining of operations, a process that is far from complete.

         INTENSE COMPETITION The marine product and services industry is intensely competitive. Revenge expects competition to intensify in the future. As an integrated product and service provider, Revenge competes with sellers of used motor boats and yachts, manufacturers of new products, and existing service providers. Management is not aware of any company which would compete directly in every phase of the Company's operations. Instead, Revenge faces competition from a number of different sources and on different levels. Viking, Travis Boats, Brunswick, and Cabo all compete with Revenge in boat products. In addition to these large national companies, Revenge also competes against numerous regional and local companies in the service, refurbishing and dockage areas and many of these competitors have longstanding customer relationships. For the smaller, less expensive boats, there is intense competition both from other boat builders of similar size as well as from alternative craft that might compete with flats-boats and small yachts.

         Some of the Company's competitors have greater financial, technical and marketing resources. As a result, such companies may be able to respond more quickly to new or emerging technologies and changes in customer needs or devote more resources to the development, promotion and sales of their boats, yachts or services than Revenge. In addition, competition could result in price decreases and depress gross margins in the industry. Further declines in the Company's gross margins may exacerbate the impact of fluctuating net revenues and operating costs on the Company's operating results and have a material adverse affect on the Company's business, operating results and financial condition.

         The principal competitive factors in the Company's industry include the breadth and quality of product and service offerings, product availability, pricing, and expertise of technical workforce, research and design innovations, developments in marine architecture and the price of skilled labor in the local market. Revenge believes that it competes favorably with respect to each of these factors. However, there can be no assurance that Revenge will, in the future, be able to compete successfully against existing or future competitors or that such competition will not adversely affect Revenge's business, operating results and financial condition.

         WARRANTY RISKS. The Company has begun implementing and intends to expand the use of quality and product consistency controls. Nevertheless, Revenge incurs significant exposure with the introduction of new production models. Revenge will in all likelihood be obligated to correct any design or manufacturing imperfections for a long period and at great expense in order to develop and maintain its reputation for quality, accountability and service. As a result, the Company must accurately estimate the resources required to provide service on any warranty or repair work it is forced to provide. Failure by the Company to estimate accurately support expenses or warranty costs could have a material adverse effect on the Company's business, operating results or financial condition.

         DEPENDENCE ON DEALERS AND VENDORS. Although Revenge sells its products directly, as well as through third party brokers, dealers and resellers, it is dependent on those third parties for a significant volume of its sales. The failure of third parties to continue to support the Revenge brands would have a material and adverse effect on the Company. Revenge does not presently have the capacity to market all of its products directly without the assistance of third parties. It would take years for the Company to develop such a capacity. Therefore, Revenge will remain dependent on its relationships with third party dealers and there is no assurance that such relationships will be sustainable or maintained.

         HIGH DEGREE OF LEVERAGE; DEPENDENCE ON FINOVA CAPITAL CORPORATION; FUTURE CAPITAL NEEDS. The Company requires substantial capital to fund its business and, in particular, to finance product development, mold retooling, acquisition integration, accounts receivable, capital expenditures, salaries and lease payments on its Miami and Dania facilities. To date, the Company has relied on an influx of equity and debt to finance its business and its expansion. As a result, the Company is highly leveraged. Further Revenge has financed a significant portion of its working capital needs, the Blackfin Asset acquisition by Revenge Delaware, and certain capital improvements and payment of accounts payable under the Company's $2.1 million Loan Agreement ("Loan Agreement" of "Finova Loan") with Finova Capital Corporation ("Finova"), a loan of secured by the Company's accounts receivables, inventory and other assets of the Company, including its molds, its tools and its equipment. In addition, certain members of management and certain large shareholders have individually guaranteed the Finova Loan. Revenge is obligated under the Finova Loan to pay up to $500,000 in success fees during the three year course of the loan. In addition, the Company paid a closing fee of 1.5% of the loan amount. In addition, there are other fees and costs contained in the Loan Agreement. Under the Loan Agreement, Finova has the ability to severely restrict the ability of the Company to make capital improvements, raise additional equity or debt financing, raise salaries or provide incentives to management. While management anticipates Finova will be a resource for future borrowings and a collaborative partner in the Company's growth, agreeing to waive many of its rights under the Loan Agreement to allow the Company increased operational flexibility on an as needed basis, there is no assurance that this will happen. Events of default are extensively enumerated in the Loan Agreement and many of these events of default are likely to occur or may have already occurred.

There are consequences to the Company, including a forced sale of its assets, that could result from such a default. There can be no assurance that any deterioration in the lender-customer relationship between the Company and Finova will not occur. Such a deterioration would severely impact the Company's operations and its ability to secure adequate working capital and financing. No assurance can be given that Finova will continue to provide financing for the Company's expanding operations.

         Substantially all of the Company's outstanding indebtedness is tied to the prime rate. The Company is not currently a party to any financial instruments which would mitigate the Company's exposure to increases in the prime interest rate. Accordingly, increases in the prime rate could adversely impact the Company's pretax income or otherwise materially and adversely affect the Company's business, operating results or financial condition. Also, there can be no assurance that the Company will be able to generate sufficient cash from operations to satisfy future interest and principal payments under the Loan Agreement. In the event that the Company is unable to meet its payment obligations or needs additional capital to fund its business, the Company would be required to seek alternative sources of financing or attempt to refinance its existing credit facilities. There can be no assurance that such alternative equity or debt funding would be available on terms acceptable to the Company, if at all. Under such circumstances, the Company's inability to procure additional funding or refinance existing indebtedness would have a material adverse effect on the Company's business, operating results and financial condition.

         ENVIRONMENTAL AND REGULATORY RISKS. The marine manufacture and repair industry is highly regulated. The Company operates under a number of federal, state and local environmental protection, river protection and worker safety regulations. The Company's manufacturing processes employ a number of highly toxic, hazardous substances. A spill or accident involving any of these chemicals would have a serious and material effect on the Company's operations and ability to continue as a going concern and could result in civil or criminal penalties on behalf of the Company, its employees, officers and directors. While the Company has all necessary regulatory permits for its business as presently conducted, there can be no assurance that such permits will continue to be available or will successfully transfer to Revenge Delaware in the event that the contemplated reorganization is consummated. The loss of these regulatory permits could cause the Company to fail.

         CONTROL BY PRINCIPAL STOCKHOLDERS. The directors and executive officers of the Company own a majority of the outstanding Common Stock in Revenge. In particular, Desai Robinson and entities under her beneficial ownership or control constitute the largest shareholder of the Company's Common Stock. Desai Robinson is the wife of William C. Robinson, an officer and director. As a result, Mrs. Robinson may be able to control the election of members of the Company's Board of Directors and generally exercise control over the Company's corporate actions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

         ABSENCE OF DIVIDENDS. The Company has never declared or paid any cash dividends on its Common Stock and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future, although some form of Common or Preferred Stock dividend is contemplated in conjunction with the restructuring, there is no assurance that such a dividend or the restructuring itself will take place. Other than in the context of the restructuring, the Company does not anticipate any dividends. The Company currently anticipates that it will retain future earnings for reinvestment in its business. Furthermore, the Loan Agreement prohibits the Company from paying cash dividends on the Common Stock.

ITEM 2.   FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statement of operations data set forth below with respect to the period from inception on September 5, 1997 until June 30, 1998, and the consolidated balance sheet data at June 30, 1998 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Registration Statement, which have been audited by Cross and Robinson and should be read in conjunction with those consolidated financial statements and notes thereto.

                              REVENGE MARINE, INC.
                                AND SUBSIDIARIES

                           A Development Stage Company
                (Formerly Global Energy Organization Corporation)


                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE PERIOD SEPTEMBER 5, 1997 (DATE OF INCEPTION)
                                TO JUNE 30, 1998




SALES                                                                 $ 142,286
COST OF SALES                                                           124,352
                                                                      ---------
   GROSS PROFIT                                                          17,934
                                                                      ---------

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
   Advertising                                                            5,821
   Contract labor                                                         2,400
   Commissions and fees                                                   3,500
   Office expense                                                         5,269
   Legal and professional fees                                          177,935
   Penalties and fines                                                   37,000
   Postage and printing                                                   6,563
   Public relations                                                      17,397
   Video production                                                       6,346
   Telephone                                                              6,764
   Travel                                                                27,289
   Miscellaneous                                                         19,202
                                                                      ---------
      TOTAL SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES               315,486
                                                                      ---------

OTHER INCOME (EXPENSES)

   Interest income                                                           15
   Depreciation and amortization (Notes 4 and 5)                        (13,261)
   Interest expense                                                      (8,134)
                                                                     ----------
      TOTAL OTHER INCOME (EXPENSES)                                     (21,380)
                                                                     ----------

NET LOSS FROM OPERATIONS                                             $ (318,932)
                                                                     ==========

WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 9)                          4,325,237

NET LOSS PER SHARE                                                   $    (0.07)

                              REVENGE MARINE, INC.
                                AND SUBSIDIARIES

                           A Development Stage Company
                (Formerly Global Energy Organization Corporation)


                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998


                                     ASSETS



CURRENT ASSETS
   Cash                                                               $ 102,793
   Prepaid expenses (Note 1)                                            176,608
   Work in progress (Note 1)                                             60,500
                                                                      ---------
      TOTAL CURRENT ASSETS                                              339,901
                                                                      ---------

PROPERTY AND EQUIPMENT, AT COST (NOTE 4)
   Equipment                                                             85,000
   Molds and prototype                                                  242,523
   Vehicles                                                              45,493
   Office equipment                                                       5,429
   Less: Accumulated depreciation                                      (139,025)
                                                                       --------
      NET PROPERTY AND EQUIPMENT                                        239,420
                                                                       --------

OTHER ASSETS
   Deposit (Note 13)                                                     50,000
   Intangible assets, net (Note 5)                                        9,512
   Investment in subsidiaries in excess of book value, net (Note 5)   2,356,971

      TOTAL OTHER ASSETS                                              2,416,483
                                                                    -----------

         TOTAL ASSETS                                               $ 2,995,804
                                                                    ===========

                            LIABILITIES AND SHAREHOLDERS' EQUITY



CURRENT LIABILITIES
   Accounts payable                                                   $  28,916
   Accounts payable--related parties (Note 6)                            50,786
   Accrued liabilities                                                    9,283
   Customer deposits                                                     64,500
   Notes payable (Note 7)                                                66,252
   Notes payable--related parties (Notes 6 and 7)                        94,742
                                                                    -----------
      TOTAL LIABILITIES                                                 314,479
                                                                    ===========


SHAREHOLDER'S EQUITY  (NOTE 8)
   Preferred stock $0.001 par value,
        5,000,000 shares authorized,
        -0- shares issued and outstanding
   Common stock $0.001 par value,
        50,000,000 shares authorized,
        6,675,720 shares issued and outstanding                           6,676
   Subscriptions receivable                                            (100,000)
   Additional paid-in capital                                         3,093,581
   Deficit accumulated in the development stage                        (318,932)
                                                                    -----------
      TOTAL SHAREHOLDER'S EQUITY                                      2,681,325
                                                                    -----------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 2,995,804
                                                                    ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THIS SECTION CONTAINS TREND ANALYSIS AND OTHER FORWARD LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS. ACTUAL RESULTS MAY DIFFER MATERIALLY, DUE TO A NUMBER OF FACTORS INCLUDING THOSE SET FORTH IN THE PREVIOUS SECTION.

OVERVIEW

         Revenge Marine, Inc., a Nevada Corporation ("Revenge" or the "Company") is a leading manufacturer and servicer of advanced technology yachts and motor boats. Revenge is positioned to offer its customers a wide variety of marine products, from a 16' flats motor boat to a 110' custom built megayacht. Revenge meets its customers' needs for high-performance, competitively priced, advanced technology boats and yachts by employing the latest industry materials and manufacturing techniques, as well as pioneering the use of advanced composite materials and innovative hull designs. Revenge also offers significant service and refurbishing capabilities. The breadth of Revenge's custom and production line and servicing capability allows Revenge to service the needs of a very wide segment of marine industry customers.

         In October of 1998, Revenge contemplated entering into an arrangement with Revenge Marine, Inc., a Delaware Corporation ("Revenge Delaware"), whereby Revenge would sell all of its assets, operations and subsidiaries to Revenge Delaware in exchange for a form and amount of consideration as yet undetermined. Revenge Delaware is a Delaware corporation formed on October, 1998 and set-up for the purpose of allowing Revenge to separate out its marine operations and to cause those operations to develop separately. At the closing of the sale of the assets of Revenge to Revenge Delaware, should such an event occur, Revenge would have no assets or business operations other than the consideration received from the sale of those assets. Revenge contemplates entering into merger or acquisition transactions currently under negotiation in fields only tangentially related, if at all, to marine operations. There is no assurance that the asset sale will be consummated or that Revenge will be successful in any subsequent attempts to engage in merger or acquisition activity.

PLAN OF OPERATION

         Consistent with its reorganization and the integration of the marine acquisition, management anticipates that Revenge Delaware will proceed with the integration of the acquisitions, continue to build a customer base, seek refurbishing and repair contracts, continue to build a dealer and direct marketing network, streamline production and continue to develop new products. During 1999, Revenge Delaware expects to invest in ongoing capital improvements and increased production capacity.

         After the completion of the reorganization, Revenge intends to concentrate its efforts on acquisitions and mergers in the emerging technology field. At the conclusion of the reorganization, Revenge will in all probability have no assets or operations other than what may be achieved by means of future acquisition or merger activity. Revenge is currently exploring such acquisition and merger activity.

RESULTS OF OPERATIONS AND GOING CONCERN

         Revenge is in the development stage and has not generated sufficient revenues to meet its day-to-day operating expenses. Revenge has a net operating loss of $318,000. Revenge may not be able to raise sufficient capital in the future to cover its ongoing operating expenses. These conditions raise substantial doubt about Revenge's ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

         The substantial growth of Company's operations and its acquisitions has utilized significant cash. The Company believes existing cash, cash generated from operations, customer deposits, miscellaneous income from tenants in the Miami facility and dockage fees will be sufficient to satisfy its currently anticipated liquidity requirements through the next 3 months. Thereafter, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity or debt financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company and would not be dilutive to the Company. The Company's future liquidity and cash requirements will depend upon a number of factors, including its ability to integrate production of the various product lines, to successfully sublease unused portions of the Miami facility, to attract customer demand for its boats, to produce those boats at a competitive price and to control its operating costs.

SALES, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

         Sales, Marketing, General and Administrative Expenses include payroll and related costs for Revenge's administrative and executive personnel, costs related to the Company's marketing and promotional efforts, other overhead costs including significant sums on legal, accounting and other professionals. Sales, marketing, general and administrative expenses from inception through June 30, 1998 were $315,486. Revenge expects Sales, marketing, general and administrative expenses to increase substantially in future periods as Revenge invests in marketing activity to foster brand recognition and increased sales of its products.

ITEM 3.   PROPERTIES

         The Company's headquarters are located in Miami, Florida, where the Company leases a 8.67 acre, 100,000 square foot facility from Miami River Partners, Ltd. ("Miami Partners") under a lease agreement which expires on May 5, 2008. The Company leases its Miami, Florida facility under a non-cancelable operating lease. The agreement, as amended on July 10, 1998, calls for monthly lease payments of $37,333 beginning in July 1998, with a twelve month, interest free option to purchase the property at a purchase price of $3,259,500. After the initial twelve month period, the option to purchase will begin to accrue interest at an annual rate of 6%. The Company is responsible for paying insurance and real estate taxes on the property, which are estimated to total $5,720 per month. Pursuant to the July 10, 1998 Amended Agreement, $15,000 of the initial $50,000 deposit was refunded to the Company in July 1998. The term of the lease is ten years with an option to extend the lease for an additional five years.

         While the Company cannot cancel, assign or sublet the property without the consent of Miami Partners, management anticipates obtaining such consents. There is no assurance that Miami Partners will consent to any sublease or assignment of the Miami facility. The withholding of such consents would have a substantial and material impact on the Company's ability to meet its lease obligations and to effect its planned reorganization. In addition, the Company leases its Dania facility from the Derektor-Gunnell Shipyard on a month to month basis. Although the Company anticipates no disruptions in its occupancy of the Dania facility, such disruptions may in fact occur and would have a material impact on the Company's ability to conduct its operations.

         The minimum obligations for the lease agreement on the Miami facility over the next five years are as follows:

                           Year Ended
                              June 30
                              -------

                               1999     516,636
                               2000     516,636
                               2001     516,636
                               2002     516,636
                               2003     516,636
                                        -------

                            Total    $2,583,180
                                     ==========

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1998 for (i) each person or entity who is known by the Company to beneficially own five percent or more of the outstanding Common Stock of the Company, (ii) each of the

Company's directors, (iii) each of the Named Officers, and (iv) all directors and executive officers of the Company as a group:


                                                                                           SHARES BENEFICIALLY OWNED(1)
                         NAME OF GROUP OR BENEFICIAL OWNERS                                  NUMBER             PERCENT


Capital Market Alliance, Inc. (2).................................................          1,954,431            29.28%
Jim Gardiner......................................................................          1,114,649            16.70%
Roy Meadows and affiliated companies..............................................            533,761             8.00%
Scott Flanders....................................................................            477,707             7.16%
Donald Mitchell...................................................................             45,000                *%
All officers and directors as a group, including affiliated entities..............          3,691,787            55.30%


-----------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(2) Shares owned by Capital Market Alliance, Inc. are under the beneficial ownership of Mrs. Desai Robinson, wife of William C. Robinson, an officer and director. Capital Markets Alliance, Inc., is owned by Allied Capital Corporation, which is owned by the Desai V. Robinson Living Trust. In addition, Allied Capital Corporation owns 40,000 shares of Common Stock. 100,000 shares of Common Stock are also held by the Desai Vol Robinson Children's Trust for the benefit of Mrs. Robinson's children . See "Certain Transactions."
(*)   Constitutes less than 1% of the Company's outstanding shares.

STOCK IN REVENGE DELAWARE

In addition, the common stock of Revenge Delaware while presently un-issued, is contemplated by the board of directors of Revenge Delaware to be purchased at $0.01 per share, the fair market value as determined by the board of directors, as follows:

         Name                                    Shares           Purchase Price

Allied Capital Corporation                        14,545           $    145.45
Capital Markets Alliance Corporation             961,611           $  9,616.11
Donald Mitchell                                  107,545           $  1,075.45
James Gardiner                                   527,394           $  5,273.94
Scott Flanders, Sr.                              273,712           $  2,737.12
*Linda Riznick                                    62,000           $    620.00
*Dana Greenwood                                   62,000           $    620.00
Tom Schroeder                                     34,545           $    345.50
Robinson Children's Trust                        236,363           $  2,363.63
*Southeastern Venture Corp. designees            186,700           $  1,867.00
Employee Trust of Revenge Marine, Inc.            45,563           $    455.63
*Stockbroker Relations                            60,000           $    600.00
Total                                          2,571,978           $ 25,719.78

* Subject to the execution of satisfactory ancillary agreements or conditions precedent.

      There is no assurance that the purchases contemplated herein will actually take place or that the board will not decide to alter this arrangement in the context of its ongoing reorganization. This table represents purchases of shares in Revenge Delaware that have been authorized by its board.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

MANAGEMENT -- EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

         The executive officers, directors and other key employees of the Company, and their ages and positions are as follows:

Name                       Age      Position
----                       ---      --------

Donald Mitchell   65       President, CEO and Director of Revenge

William Robinson  42       Executive Vice President, Director and Secretary
                           of Revenge

James Gardiner    42       Vice President and Director of Revenge

Linda Riznick     53       Chief Financial Officer of Revenge

Scott Flanders    53       Director of Revenge

Dana Greenwood    40       Chief Operating Officer of Revenge

DONALD MITCHELL is the President and Chief Executive Officer of Revenge. Mr. Mitchell is an expert in organizational development and has an extensive background structuring and growing public and private companies. He is a partner in and advisor to Asian Strategic Partners, a Hong Kong based investment fund and also serves as Chairman of Baskin In The Sun, a recreational diving company located in the British Virgin Islands. Formerly a Vice President of CBS in its educational Merger and Acquisition activities, Mr. Mitchell has served in a variety of executive officer positions both in the United States and abroad, bringing more than 30 years of management experience to Revenge. Until November, 1979, Mr. Mitchell ran the largest English Instruction School in the world, The Shokouh Institute for English in Tehran.

WILLIAM ROBINSON is a founder, director and officer of Revenge. During his 20 years of business and financial experience, Mr. Robinson has extensive experience with marine management. He implemented team-manufacturing techniques to build yachts, and completed retooling for two high volume production yacht companies. Mr. Robinson has led multiple public and private stock offerings to raise capital for new and existing corporations, and has managed investor relations and communications. He has produced consistent top performance at major financial corporations throughout his career. Mr. Robinson is responsible for leading the transactions involved to establish Revenge.

JAMES GARDINER is a director and officer of Revenge. Under Jim's leadership, Consolidated Yacht Corporation grew to an $8 million boat builder, re-fitter, and repairer in five years, utilizing advanced composite materials that today lead the industry. Egret Boat has become the recognized quality and design leader in the highly specialized 16' and 18' fishing boat, or "flats boat", industry that sells to affluent fishing enthusiasts. Prior to founding Consolidated and Egret, Jim was a composite materials consultant to Gougeon Bros., a custom builder of boats, plugs, and molds. He has also served as production manager in charge of construction of plugs, molds, and custom fiberglass motor yachts, developing advanced vacuum-bagged, cored fiberglass construction.

LINDA RIZNICK is the Chief Financial Officer of Revenge. Ms. Riznick was formerly Vice President of Operations for Broward Marine, Inc., a manufacturer of custom aluminum yachts in Florida and Michigan. Prior to her management of Broward, Ms. Riznick was the United States President for Lloyd's Shipsholdings, PTY, Ltd., an Australian custom yacht manufacturer. Ms. Riznick ran the United States and European operations of Lloyds. Ms. Riznick has also served as a private consultant to Colonna Yachts and to Norship, a Norwegian yacht manufacturer. Ms. Riznick is also a licensed yacht broker.

DANA GREENWOOD is the Chief Operating Officer of Revenge. He was previously the President of Consolidated Yacht Corporation. Prior to Consolidated, Mr. Greenwood was the General Manager of Barron Yachts, Beaufort, South Carolina, where he directed the start-up of a new manufacturing facility. Mr. Greenwood has also served as Director of Engineering for the Luhrs Corporation. Previously Mr. Greenwood held various management and supervisory positions with Regal.

         Revenge currently has five directors. All directors serve on the Board of Directors of Revenge until the next annual meeting of the stockholders of Revenge, and until their successors are elected and qualified. There are no family relationships among any of the directors or officers of Revenge. Revenge's executive officers serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

         Revenge does not pay cash compensation to its directors. However, Revenge reimburses directors for expenses incurred in attending board and committee meetings.

INTERLOCKS AND INSIDER PARTICIPATION

         Please see the section at the front of this statement regarding the reorganization of Revenge and the section entitled Certain Transactions.

EMPLOYMENT AGREEMENTS

         All of the employees of the Company are employed at-will, terminable at mutual option. The Company does not have any written employment agreements currently.

         LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         It is anticipated that Revenge Delaware's Amended and Restated Certificate of Incorporation, which has not yet been filed, will limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Revenge Delaware's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. Revenge Delaware believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

         Revenge's Amended and Restated Articles of Incorporation and Amended and Restated By Laws indemnify its officers, directors and employees to the fullest extent provided under Nevada law.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

ITEM 6.  EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid by Revenge and during the Company's fiscal year ending June 30, 1998 to the Company's Chief Executive Officers. As Revenge has only a brief operating history and is currently in the process of reorganization, amounts paid to executive officers may change significantly in fiscal year 1999.

                           SUMMARY COMPENSATION TABLE
                              FOR FISCAL YEAR 1998


                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                         ANNUAL COMPENSATION            SECURITIES
                                                                                        UNDERLYING        ALL OTHER
           NAME AND PRINCIPAL POSITION             SALARY ($) (3)      BONUS ($)        OPTIONS(5)     COMPENSATION ($)
Donald Mitchell (1)............................
   President and Chief Executive Officer                $15,000           $ 0              $0             $ 6,299

William C. Robinson  (2)..................                 $  0           $ 0              $0             $ 2,155
   Interim President and Executive
   Vice President


(1) Mr. Mitchell did not receive any direct payment of salary during fiscal year 1998. However, $15,000 was paid to Ilona Lang Associates, an entity controlled by Mr. Mitchell's spouse, in partial compensation for his services. It is contemplated by management that after the reorganization is complete, Mr. Mitchell would receive an annual salary of approximately $90,000 as well as certain stock incentives presently under negotiation.
(2) Mr. Robinson has not been paid a salary during fiscal 1998. Mr. Robinson served briefly as Interim President during fiscal year 1998. It is contemplated by management that after the reorganization is complete, Mr. Robinson would receive an annual salary as well as certain stock incentives presently under negotiation. However, payments have been made by the Company during fiscal year 1998 in the context of certain related party transactions with entities beneficially owned or controlled by Mrs. Robinson or her children. For a description of these transactions, please see Item 7, Certain Transactions.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN TRANSACTIONS

CONSOLIDATED YACHT CORPORATION, INC.

         Pursuant to the Company's acquisition of the assets of Consolidated Yacht Corporation, Inc. in July, 1998, a promissory note was entered into between the Company and James Gardiner, an officer and director of the Company, whereby the Company agreed to pay Mr. Gardiner the principal sum of $458,162.00. This sum represents the purchase price of the Consolidated Yacht assets. Mr. Gardiner was required by Finova to subordinate this debt to the Finova Loan.

ALLIED CAPITAL CORPORATION; WILLIAM C. ROBINSON AND RELATED ENTITIES

         Since inception of the development stage, Allied Capital Corporation ("Allied") has advanced cash to the Company totaling $98,324 for operating expenses as of June 30, 1998. Further, Allied has directly paid legal and other expenses on behalf of the Company totaling $158,714. Allied owns 40,000 shares of the Company's common stock and is the owner of Capital Markets Alliance, Inc., which is the Company's principal shareholder, owning 1,954,431 of the 6,675,720 shares of common stock that were outstanding at June 30, 1998. Allied is wholly owned by the Desai V. Robinson Living Trust. Desai Robinson is the former president of Revenge Marine and is the wife of William C. Robinson, executive vice president of the

Company.

         As of June 30, 1998, the Company's total debt to Allied was $145,528. The Company has signed a promissory note for $94,742 of this debt and the remaining unsecured debt of $50,786 is reflected as accounts payable. Subsequent to June 30, 1998, Allied directly paid or advanced expenses on behalf of the Company totaling approximately $200,000. Thus, the total owed to Allied was approximately $350,000. Upon the closing of the Loan Agreement with Finova, $225,000 was paid to Allied by Finova out of the loan proceeds. Allied subordinated the remainder of its right to receive payment from the Company to Finova. Allied, the Desai V. Robinson Living Trust and Capital Markets Alliance, all of which are entities beneficially owned or controlled by Mrs. Robinson or her children, pledged their shares of the Company and other securities and assets on behalf of the Company to secure the Finova loan. After deduction of the Finova payment to Allied, Allied is still owed the $94,742 note and an approximately an additional $30,000 in unsecured debt currently reflected as accounts payable. It is intended that this remaining debt be evidenced by a promissory note between Allied and the Company and that the repayment of such debt be subordinated to the Finova loan and to the Company's capital requirements.

         Additionally, the Company has the right to redeem its convertible debenture held by Sholem Libenthal, dated July 13, 1998 for a redemption price of $93,187. The Company does not intend to exercise its right of redemption, but instead intends to assign the right of redemption to the Desai Vol Robinson Children's Trust. It is contemplated that after the Desai Vol Robinson Children's Trust purchases the debenture, it will convert the debenture into shares of the Company's Common Stock.

EGRET BOAT COMPANY AND CONSOLIDATED MARINE, INC. ACQUISITIONS

         In the context of the Company's May acquisitions of Consolidated Marine, Inc. and Egret Boat Company, Scott Flanders and James Gardiner, both directors, significant shareholders and members of the management of the Company, have recently asserted the right to certain additional compensation related to the asset acquisitions. The Company believes that there is no basis for such claims of additional compensation and that the purchases of Consolidated Marine, Inc. and Egret Boat Company were fully paid for under the terms of the respective Stock Exchange Agreements.



ITEM 8.   LEGAL PROCEEDINGS

                  Revenge is not a party to any legal actions which could have a material adverse effect on its business, financial condition or results of operations.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET PRICE

         The principal market where the Registrant's equity is traded is the Nasdaq Bulletin Board. The range of high and low bids for the Registrant's equity for each of the past 3 quarters since trading began in January, 1998 is as follows:

Year     Quarter           High     Low
----     -------           ----     ---
1998     Jan/March         3.06     0.25
1998     April/June        2.50     1.03
1998     July/Sept         1.75     0.50

         The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. There are approximately 2090 holders of 7,196,222 common shares of the Registrant.

DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its Common Stock and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. Although some form of Common or Preferred Stock dividend is contemplated in conjunction with the restructuring, there is no assurance that such a dividend or the restructuring itself will take place. Other than in the context of the restructuring, the Company does not anticipate any dividends. The Company currently anticipates that it will retain future earnings for reinvestment in its business. Furthermore, the Loan Agreement prohibits the Company from paying cash dividends on the Common Stock.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

         From inception through June 30, 1998 Revenge issued and sold the following securities:

         In September 1997 the Company received $1,000 from the issuance of 1,000,000 shares of common stock at par value.

         In September 1997 the Company issued 2,000,000 shares of common stock as the result of a private memorandum offering dated September 15, 1997. Proceeds of the offering were $2,000.

         In December 1997 the Company issued 240,000 shares of common stock through the conversion of the Company's debentures, in exchange for a promissory note in the amount of $900,000. The note and the 240,000 shares were subsequently cancelled.

         Pursuant to a January 23, 1998 stock exchange agreement, 3,240,000 shares of common stock of the Company were exchanged for 3,240,000 shares of Global Energy Organization Corporation common stock. In accordance with the agreement, the newly reorganized Company issued 258,390 shares of common stock to the Global shareholders of record at the date of the agreement and an additional 540,500 shares to selected Global shareholders, subject to a one year lock-up agreement.

         The company received $500 from the issuance of 500,000 shares of common stock at par value in connection with a private memorandum offering dated February 2, 1998.

         The company issued 250,713 shares of common stock and received $250,000 in proceeds from the conversion of the Company's debentures dated March 27, 1998.

         In May 1998, the Company issued 333,761 shares of common stock in exchange for consulting services valued at $174,557.

         The Company issued 200,000 shares of common stock as a result of a private memorandum offering dated May 15, 1998. Proceeds of the offering were $100,000 as of June 30, 1998 and the remaining $100,000 proceeds were received during July 1998.

         The Company issued 955,414 shares of stock valued at $1,500,000 to the shareholders of Egret Boat Company, Inc., pursuant to a May 1998 stock exchange agreement.

         The Company issued 636,942 shares of stock valued at $1,000,000 to the shareholder of

Consolidated Marine, Inc., pursuant to a May 1998 stock exchange agreement, discussed further in Note 2.

         The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2), Rule 701 promulgated thereunder, Section 3(a)(9) among other exemptions. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had access, through their relationships with the Registrant, to information about the Registrant.

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 per share par value and 5,000,000 shares of Preferred Stock, $0.001 par value.

         The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and the provisions of the Company's Amended and Restated Articles of Incorporation, which are included as an exhibit to this Registration Statement.

COMMON STOCK

         As of September 30, 1998, there were 7,196,222 shares of Common Stock outstanding that were held of record by 2090 stockholders.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment the liquidation preference of the Preferred Stock and the payment of liabilities. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

         Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors has the authority, subject to any limitations prescribed by the Nevada law without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Depending on the terms of the Preferred Stock established by the Board of Directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of Preferred Stock outstanding and the Company has no plans to issue any of the shares of Preferred Stock except possibly in connection with the contemplated reorganization.

TRANSFER AGENT

         The Transfer Agent for the Common Stock of the Company is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 89110.

ITEM 12.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Amended and Restated Articles of Incorporation provide for indemnification to the full extent permitted by Nevada law of all persons it has the power to indemnify under Nevada law. In addition, Article VII of the Company's Amended and Restated By Laws provide for indemnification to the full extent permitted by Nevada law of all persons it has the power to indemnify under Nevada law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of the Company's Amended and Restated Articles of Incorporation and By Laws which provide indemnification may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Audited Financial Statements and supplementary data index which appears on page F-1 herein.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      (1)      See Audited Financial Statements and supplementary data
                  index which appears on page F-1 herein.

         (2) Schedules have been omitted because they are either not applicable or the required information is shown in the financial statements or notes thereto.

         (3)      Exhibits

INDEX TO EXHIBITS

          Exhibit No.       Description of Exhibit
          -----------       ----------------------

              3.1 Certificate of Amendment of Restated Articles of Incorporation of the Registrant

              3.2 Amended and Restated Articles of Incorporation of the Registrant

              3.3           Amended and Restated Bylaws of the Registrant

              4.1           Form of the Registrant's Common Stock Certificate

                    4.2 Loan Agreement between Finova Capital Corporation and Revenge Marine, Inc., a Delaware corporation, dated October 23, 1998.

                   10.1 Lease Agreement between the Registrant and Miami River Partners, Ltd., dated May 4, 1998.

                   10.2 Amendment dated July 10, 1998 to the Lease Agreement between the Registrant and Miami River Partners, Ltd., dated May 4, 1998.

                   10.3 Stock Exchange Agreement between Consolidated Marine, Inc. and the Registrant dated May 29, 1998.

                   10.4 Stock Exchange Agreement between Egret Boat Company and the Registrant dated May 21, 1998.

                   10.5 Promissory note between Consolidated Yacht Corporation and the Registrant dated July 30, 1998.

                   10.6 Securities Subscription Agreement and Convertible Debenture between Sholem Liebenthal and the Registrant dated July 13, 1998

                   10.7 Purchase Agreement between BYC Acquisition Corporation and Revenge Marine, Inc., a Delaware corporation, dated October 22, 1998.

                   10.8 Contract between Arthur M. Barbeito & Associates, Inc. and the Registrant dated October 27, 1998.

                   10.9 Stock Loan and Consulting Agreement between The Wall St. Trading Group and the Registrant dated February 17, 1998.

                   10.10 Consulting Agreement between Stockbroker Relations, Inc. and the Registrant dated May 14, 1998.

                   10.11 Consulting Agreement between Grant Douglas Publishing, Inc. and the Registrant dated May 14, 1998.

                   21.1     List of Subsidiaries of the Registrant

                   21.2 Certificate of Incorporation of Revenge Marine, Inc., a Delaware Corporation

                   21.3     Bylaws of Revenge Marine, Inc., a Delaware
                            Corporation

                   23.1     Consent of Cross and Robinson, independent auditors

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

REVENGE MARINE, INC.
--------------------
(Registrant)

Date: October 28, 1998
      ----------------

By:  /s/ Donald Mitchell
     -------------------
     Donald Mitchell
     President and Chief Executive Officer

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                       CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

                                      AND

                          INDEPENDENT AUDITOR'S REPORT

                             REVENGE MARINE, INC.
                          A Development Stage Company
                (Formerly Global Energy Organization Corporation

                                C O N T E N T S

                                                                           PAGE

Independent Auditor's Report                                                  1

Consolidated Balance Sheet                                                    2

Consolidated Statement of Operations                                          4

Consolidated Statement of Stockholders' Equity                                5

Consolidated Statement of Cash Flows                                          6

Notes to Consolidated Financial Statements                                 8-20

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Revenge Marine, Inc.

         We have audited the accompanying consolidated balance sheet of Revenge Marine, Inc., a development stage company (formerly known as Global Energy Organization Corporation) and subsidiaries as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception, September 5, 1997 to June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revenge Marine, Inc. as of June 30, 1998, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.



                                                 /s/ CROSS AND ROBINSON
                                                 -------------------------------
                                                 CROSS AND ROBINSON

                                                 Certified Public Accountants

September 8, 1998

                              REVENGE MARINE, INC.
                                AND SUBSIDIARIES
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                           CONSOLIDATED BALANCE SHEET
                                 June 30, 1998

                                               ASSETS

CURRENT ASSETS
   Cash                                                                                             $ 102,793
   Prepaid expenses (Note 1)                                                                          176,608
   Work in progress (Note 1)                                                                           60,500
                                                                                                   ----------
      TOTAL CURRENT ASSETS                                                                            339,901
                                                                                                   ----------

PROPERTY AND EQUIPMENT, AT COST (NOTE 4)
   Equipment                                                                                           85,000
   Molds and prototype                                                                                242,523
   Vehicles                                                                                            45,493
   Office equipment                                                                                     5,429
   Less: Accumulated depreciation                                                                    (139,025)
                                                                                                   ----------
      NET PROPERTY AND EQUIPMENT                                                                      239,420
                                                                                                   ----------
OTHER ASSETS
   Deposit (Note 13)                                                                                   50,000
   Intangible assets, net (Note 5)                                                                      9,512
   Investment in subsidiaries in excess of book value, net (Note 5)                                 2,356,971
                                                                                                   ----------
      TOTAL OTHER ASSETS                                                                            2,416,483
                                                                                                   ----------
         TOTAL ASSETS                                                                              $2,995,804
                                                                                                   ==========


                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                                                                $   28,916
   Accounts payable--related parties (Note 6)                                                          50,786
   Accrued liabilities                                                                                  9,283
   Customer deposits                                                                                   64,500
   Notes payable (Note 7)                                                                              66,252
   Notes payable--related parties (Notes 6 and 7)                                                      94,742
                                                                                                   ----------
      TOTAL LIABILITIES                                                                               314,479
                                                                                                   ----------
SHAREHOLDER'S EQUITY  (NOTE 8)
   Preferred stock $0.001 par value,
        5,000,000 shares authorized,
        -0- shares issued and outstanding
   Common stock $0.001 par value,
        50,000,000 shares authorized,
        6,675,720 shares issued and outstanding                                                         6,676
   Subsriptions receivable                                                                           (100,000)
   Additional paid-in capital                                                                       3,093,581
   Deficit accumulated in the development stage                                                      (318,932)
                                                                                                   ----------
      TOTAL SHAREHOLDER'S EQUITY                                                                    2,681,325
                                                                                                   ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $2,995,804
                                                                                                   ==========


ACCOMPANYING NOTES ARE ON INTEGRAL PART OF
     THE FINANCIAL STATEMENTS.

                              REVENGE MARINE, INC.
                                AND SUBSIDIARIES
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                      CONSOLIDATED STATEMENT OF OPERATIONS
              For the Period September 5, 1997 (Date of Inception)
                                to June 30, 1998


SALES                                                                             $ 142,286
COST OF SALES                                                                       124,352
                                                                                  ---------
   GROSS PROFIT                                                                      17,934
                                                                                  ---------
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
   Advertising                                                                        5,821
   Contract labor                                                                     2,400
   Commissions and fees                                                               3,500
   Office expense                                                                     5,269
   Legal and professional fees                                                      177,935
   Penalties and fines                                                               37,000
   Postage and printing                                                               6,563
   Public relations                                                                  17,397
   Video production                                                                   6,346
   Telephone                                                                          6,764
   Travel                                                                            27,289
   Miscellaneous                                                                     19,202
                                                                                  ---------
      TOTAL SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                           315,486
                                                                                  ---------

OTHER INCOME (EXPENSES)
   Interest income                                                                       15
   Depreciation and amortization (Notes 4 and 5)                                    (13,261)
   Interest expense                                                                  (8,134)
                                                                                  ---------
      TOTAL OTHER INCOME (EXPENSES)                                                 (21,380)
                                                                                  ---------
NET LOSS FROM OPERATIONS                                                          $(318,932)
                                                                                  =========

WEIGHTED AVERAGE SHARES OUTSTANDING (NOTE 9)                                      4,325,237
                                                                                  ---------

NET LOSS PER SHARE                                                                $   (0.07)
                                                                                  =========


                              REVENGE MARINE, INC.
                                AND SUBSIDIARIES
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                       STATEMENT OF SHAREHOLDERS' EQUITY
              For the Period September 5, 1997 (Date of Inception)
                                to June 30, 1998

                                                             COMMON STOCK                    ADDITIONAL
                                                       -------------------------              PAID-IN           ACCUMULATED
                                                          SHARES          AMOUNT               CAPITAL           DEFICIT
                                                       -----------        ------             ----------         -----------
BALANCE AT INCEPTION                                           --         $   --             $     --           $      --
Common stock, par value $0.001
50,000,000 shares authorized:
Issued for cash, September 1997                         3,000,000          3,000
Stock subscription, December 1997, less
   issuance costs of $7,800                               240,000           240               471,960
Issued to original Global shareholders,
   per agreement dated January 23, 1998                   798,890            799                 (799)
Proceeds from 504 offering dated
   February 2, 1998                                       500,000            500                   --
Proceeds from conversion of debentures
   dated March 27, 1998                                   250,713            251              249,749
Issued through private offering dated
   May 10, 1998, in exchange for services                 333,761            334              174,223
Private offering dated May 15, 1998:
   Issued for cash                                        100,000            100               99,900
   Subcribed to at June 30, 1998                          100,000            100               99,900
Issued to the shareholders of Egret Boat
   Company, May 1998                                      955,414            955            1,499,045
Issued to the shareholder of Consolidated
   Marine, Inc., May 1998                                 636,942            637              999,363
Stock issuance costs January-June 1998                         --             --              (20,000)
Stock subcription cancelled                              (240,000)          (240)            (479,760)
Net loss for the period                                        --             --                   --              (318,932)
                                                        ---------         ------           ----------            ----------
BALANCE AT JUNE 30,1998                                 6,675,720         $6,676           $3,093,581            $ (318,932)
                                                        =========         ======           ==========            ==========


ACCOMPANYING NOTES ARE ON INTEGRAL PART OF
     THE FINANCIAL STATEMENTS.

                              Revenge Marine, Inc.
                                AND SUBSIDIARIES
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              For the Period September 5, 1997 (Date of Inception)
                                to June 30, 1998




Cash Flows From Operating Activities:
   Cash received from customers                                                              $  101,785
   Interest received                                                                                 15
   Cash paid for goods and services                                                            (399,084)
                                                                                             ----------
   Net Cash Used by Operating Activities                                                       (297,284)
                                                                                             ----------

Cash Flows From Investing Activities:
   Cash acquired from acquisition of subsidiaries                                                56,216
   Plant & equipment purchases                                                                 (128,624)
                                                                                             ----------
      Net Cash Used by Investing Activities                                                     (72,408)
                                                                                             ----------
Cash Flows From Financing Activities:
   Issuance of common stock                                                                     353,500
   Proceeds from short-term debt                                                                147,742
   Repayment of short-term debt                                                                    (957)
   Stock issuance costs incurred                                                                (27,800)
                                                                                             ----------
      Net Cash Provided by Financing Activities                                                 472,485
                                                                                             ----------
Net Increase in Cash                                                                            102,793

Cash at Beginning of Period                                                                          --
                                                                                             ----------

Cash at End of Period                                                                        $  102,793
                                                                                             ==========




Reconciliation of Net Loss to Net
Cash Used by Operating Activities:
Net loss                                                                                       (318,932)
Adjustments to reconcile net loss to net
cash used by operating activities:
   Depreciation                                                                                   6,752
   Amortization of intangible assets                                                              6,511
   Decrease in customer deposits                                                                (40,500)
   Decrease in work in progress                                                                  20,679
   Increase in deposits on rental property                                                      (50,000)
   Decrease in accrued liabilities                                                                1,613
   Increase in intangible assets                                                                 (3,450)
   Increase in accounts payable                                                                  79,701
   Decrease in deferred expenses                                                                    342
                                                                                             ----------
      Total adjustments                                                                          21,648
                                                                                             ----------

      Net Cash Used by Operating Activities                                                  $ (297,284)
                                                                                             ==========

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for interest                                                    $    8,134

Schedule of Other Non-cash Transactions:
   333,761 shares of common stock were issued
      during the year in exchange for services                                               $  174,557
   1,592,356 shares of common stock were issued
      during the year to acuire subsidiaries                                                 $2,500,000
   100,000 shares of common stock were issued
      pursuant to a subscription agreement                                                   $  100,000




ACCOMPANYING NOTES ARE ON INTEGRAL PART OF
     THE FINANCIAL STATEMENTS.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND DESCRIPTION OF BUSINESS
                  Revenge Marine, Inc. (the "Company"), is a publicly traded Nevada company that was incorporated December 28, 1979. The Company has operated under various names since its incorporation, most recently operating as Global Energy Organization Corporation ("Global").

                  The Company entered the development stage after it reorganized in January 1998 (see Note 2) and changed its primary focus to acquiring yacht manufacturing and marine technology companies, with future plans to produce and market a full line of boats from 16 to 110 feet in length. Since that time, the Company has devoted substantially all of its efforts to raising capital and acquisition activities. As of June 30, 1998, the Company's principal operations had not commenced and their only reported revenues were from a recently acquired subsidiary. Because the Company is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

         LIQUIDITY CONSIDERATIONS
                  Since its reorganization, the Company has expended substantial financial resources in its acquisition and capital raising activities. The Company believes it will commence its principal operations and begin generating revenues in the fiscal year ending June 30, 1999. As of June 30, 1998, the Company's accumulated deficit was $318,932, which was funded primarily through short-term borrowings and the proceeds from private placement offerings of its common stock. Management believes it can fund planned operations through the proceeds of stock issues and from its anticipated revenues or reductions in its operating expenses.

         PRINCIPALS OF CONSOLIDATION
                  The June 30, 1998 consolidated balance sheet includes the accounts of Revenge Marine, Inc. and its wholly owned subsidiaries, Revenge Marine, Inc., (an Oklahoma corporation), Egret Boat Company, Inc., (a Florida corporation), and Consolidated Marine, Inc. (a Florida corporation).

                  The June 30, 1998 consolidated statements of income, shareholders' equity and cash flows include the accounts of Revenge Marine, Inc. (Oklahoma)

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) from September 5, 1997 (inception) through June 30, 1998 and the accounts of Egret Boat Company, Inc. and Consolidated Marine, Inc. from their acquisition dates (May 21 and May 27, 1998 respectively). All material intercompany accounts and transactions have been eliminated in consolidation.

                  The consolidated financial statements and notes of Revenge Marine, Inc. are representations of the Company's management, who is responsible for their integrity and objectivity. The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies.

         CASH AND CASH EQUIVALENTS
                  The Company considers highly liquid investments (that are readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

         REVENUE RECOGNITION
                  The Company's revenues through June 30, 1998 consist solely of the earnings of Egret Boat Company from the date of acquisition through June 30, 1998. Egret recognizes revenues when completed boats are delivered to the customer. No other revenues had been recognized as of June 30, 1998 for this Development Stage Company.

         INTANGIBLE ASSETS
                  Intangible assets include organizational costs, costs associated with developing a new line of yachts, and the Company's investment in its subsidiaries in excess of the book value of the subsidiaries' net assets. Intangible assets are amortized using the straight-line method based on the economic useful lives of the assets, principally over five years.

         PROPERTY AND EQUIPMENT
                  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life of the asset of five years. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         INCOME TAXES
                  The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         USE OF ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

         EARNINGS (LOSS) PER SHARE
                  Primary income (loss) per share is calculated by dividing net income (loss) by the weighted average shares of common stock of the Company and common stock equivalents outstanding during the period (see Note 9). Common stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options and warrants.

                  The calculation of fully diluted income (loss) per share of common stock assumes the dilutive effect of the Company's outstanding stock options and warrants converted into common stock at the later of the beginning of the fiscal year or issue date. During a loss period, the assumed exercise of outstanding stock options and warrants have an antidilutive effect. As a result, these shares are not included in the weighted average shares of 4,325,237 used in the calculation of loss per share.

         WORK IN PROGRESS
                  Work in Progress consists of customer deposits received by Egret Boat Company, Inc. These deposits have been advanced to Consolidated Yacht Corporation, Inc. as progress payments on boats under construction at the balance sheet date (see "Related Party Transactions", Note 6). These payments will become a component of the Company's cost of goods sold in the period that revenue is recognized on the completed boats.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PREPAID EXPENSES
                  Prepaid expenses at June 30, 1998 consisted of prepaid insurance and the fair market value of common stock issued by the Company in exchange for consulting services to be rendered in the forthcoming fiscal year (see Note 11).

         FISCAL YEAR END
                  The Company's fiscal year ends on June 30. Egret Boat Company, which previously had a December 31 year-end, will change its fiscal year to June 30 as a result of the acquisition by the Company.

NOTE 2 - REORGANIZATION AND ACQUISITIONS

         GLOBAL ENERGY ORGANIZATION CORPORATION
                  In January 1998, Revenge Marine, Inc. (formerly Revenge Yachts, Inc.), an Oklahoma corporation, executed a Stock Exchange Agreement (the "Agreement") with Global Energy Organization Corporation ("Global"), a publicly traded Nevada corporation, which had been inactive for the previous five years.

                  Pursuant to the Agreement dated January 23, 1998, Global issued 3,240,000 shares of its $.001 par value common stock in exchange for 100% of the issued and outstanding common stock of Revenge Marine, Inc. As a result of this "reverse acquisition", Revenge Marine, Inc. became a wholly owned subsidiary of Global. In accordance with the terms of the agreement, Global (the Nevada parent) adopted the name "Revenge Marine, Inc.".

                  Immediately preceding the Agreement, Global enacted a one for ten (1 for 10) reverse split of its stock, leaving Global with 274,824 shares of $0.001 par value common stock issued and outstanding at the date of the merger. As of June 30, 1998, 258,390 shares of Revenge Marine, Inc. stock had been issued to replace these shares. The remaining 16,434 shares will be issued as their respective owners are identified. Additionally, Global effected the issuance of 540,500 shares of common stock to selected Global shareholders in exchange for their services relating to the reorganization with Revenge Marine, Inc. These shares were issued subject to a lock-up agreement, whereby the shareholders were restricted from selling, assigning, or conveying any of their shares for a period of twelve months. Revenge Marine stock had been issued to these shareholders as of June 30, 1998.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 2 - REORGANIZATION AND ACQUISITIONS (CONTINUED)

         EGRET BOAT COMPANY, INC.
                  Pursuant to a stock exchange agreement dated May 21, 1998, the Company issued 955,414 shares of its common stock, valued at $1,500,000, in exchange for all of the outstanding shares of Egret Boat Company, Inc., a Florida corporation. The acquisition was accounted for as a purchase and is included with consolidated operations from the acquisition date through June 30, 1998. The purchase price was allocated as follows:

                Property and equipment,                $  117,547
                Working capital, net                       20,061
                Other intangible assets                $1,362,392
                                                       ----------

                 Total                                 $1,500,000
                                                       ==========
         CONSOLIDATED MARINE, INC.
                  Pursuant to a stock exchange agreement dated May 27, 1998, the Company issued 636,942 shares of its common stock, valued at $1,000,000 in exchange for all of the outstanding shares of Consolidated Marine, Inc., a Florida corporation. The acquisition was accounted for as a purchase and was included with consolidated operation from the acquisition date through June 30, 1998. The purchase price was allocated as follows:

            Organization costs                         $      500
            Other intangible assets                       999,500
                                                       ----------

            Total                                      $1,000,000
                                                       ==========

                  The consolidated pro forma results of operations which follow assume that the acquisitions had occurred at the beginning of the period presented. The calculations include adjustments for depreciation, amortization, and interest. The pro forma statements may not be indicative of the results that would have occurred if the acquisition had been effective on the date indicated or of the results that may be obtained in the future.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 2 - REORGANIZATION AND ACQUISITIONS (CONTINUED)

                                                               FROM INCEPTION
                                                           THROUGH JUNE 30, 1998
                                                           ---------------------
                Sales                                            $1,164,162
                Cost of goods sold                                  979,320
                                                                 ----------
                     Gross profit                                   184,842
                Operating expenses                                  391,373
                                                                 ----------
                     Operating income (loss)                       (206,532)
                Other income (expense), net                         (59,036)
                                                                 ----------
                     Net income (loss)                            $(265,568)
                                                                 ==========

NOTE 3- SUBSCRIPTIONS RECEIVABLE
                  Subscriptions receivable consists of a subscription agreement to purchase a total of 200,000 shares of the Company's common stock at a price of $1.00 per share. As of June 30, 1998, 100,000 shares had not been purchased. These shares were purchased in July 1998.

NOTE 4 - PROPERTY AND EQUIPMENT
                  Property and equipment consists of the following at June 30, 1998:

             Molds and prototype                                     $ 242,523
             Equipment                                                  85,000
             Automobiles                                                45,493
             Office equipment                                            5,429
                                                                     ---------
                  Total consolidated property and
                    equipment                                          378,445
             Less accumulated depreciation                            (139,025)
                                                                     ---------
                  Net property and equipment                         $ 239,420
                                                                     =========

                  Total depreciation expense for the period ended June 30, 1998 was $6,750.

NOTE 5 - INTANGIBLE ASSETS

                  Intangible assets consists of the following at June 30, 1998:

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 5 - INTANGIBLE ASSETS (CONTINUED)

                                                                     ESTIMATED
                                                                    USEFUL LIFE
                                                                    -----------
         Investment in subsidiaries
              in excess of book value                 $ 2,361,892     40 years
         Marine assets                                      8,602      5 years
         Organizational costs                               2,500      5 years
                                                      -----------
              Total intangible assets                   2,372,994
         Less accumulated amortization                     (6,511)

              Net intangible assets                   $ 2,366,483
                                                      ===========

                  Total amortization expense for the period ended June 30, 1998 was $6,511.

NOTE 6 - RELATED PARTY TRANSACTIONS

         ALLIED CAPITAL CORPORATION
                  Since inception of the development stage, Allied Capital Corporation ("Allied") has advanced cash to the Company totaling $98,324 for operating expenses. Further, Allied has directly paid legal and other expenses on behalf of the Company totaling $158,714. Allied owns 40,000 shares of the Company's common stock and is the owner of Capital Markets Alliance, Inc., which is the Company's principal shareholder, owning 1,954,431 of the 6,675,720 shares of common stock that was outstanding at June 30, 1998. Allied is wholly owned by the Desai Robinson Trust Fund. Desai Robinson is the former president of Revenge Marine and is the wife of William C. Robinson, executive vice president of the Company. Thomas Schroeder, who resigned as Vice President and Chief Financial Officer of Revenge Marine, Inc. effective June 30, 1998 is President of Capital Markets Alliance.

                  As of June 30, 1998, the Company's total debt to Allied was $145,528. The Company has signed a promissory note for $94,742 of this debt (See Note 7) and the remaining unsecured debt of $50,786 is reflected as accounts payable.

         CONSOLIDATED YACHT CORPORATION, INC.
                  All of the boats sold by Egret Boat Company, a wholly owned subsidiary of the Company, are manufactured by Consolidated Yacht Corporation, Inc., a company owned by Jim Gardiner, with which Egret shares its operating facilities. Mr. Gardiner is the president of Consolidated Marine and a principal shareholder and officer of Revenge Marine, Inc.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 6 - RELATED PARTY TRANSACTIONS (CONTINUED)

         ROY MEADOWS AND AFFILIATED COMPANIES
                  Roy Meadows is the owner of Stockbroker Relations, Inc., Grant Douglas Publishing, Inc., ASBIA, Roy Starr, Inc., and James Stockwell Capital, Inc., all of which received shares of the Company's common stock pursuant to consulting agreements highlighted in Note 11 and the May 15, 1998 private offering highlighted in Note 12. At June 30, 1998, the aggregate number of shares issued to Roy Meadows and his affiliated companies was 533,761, which equated to approximately eight percent (8%) of the total shares issued and outstanding at that date.

NOTE 7 - NOTES PAYABLE

                  Notes payable consist of the following at June 30, 1998:

                  Notes payable to related-party shareholders (see Note 6):
                     Promissory note, due on or before November 16, 1998 at
                     an interest rate of 10% per annum.                                              $ 94,742

                  Notes payable to other entities:
                     Demand note due on or before June 1, 1998 currently in
                     default at an interest rate of 10% per annum.                                      7,153

                  Unsecured $75,000 operating line of credit with First Union
                     National Bank, with interest-only payments due monthly at
                     an interest rate equal to the prime rate plus
                     2% (10.5% at June 30, 1998).                                                      53,000

                     Retail vehicle installment contract with Chrysler
                     Financial Corporation, due in monthly installments of
                     principal and interest of $613, with fixed interest at
                     8.9% until February 22, 1999. This note is secured by a
                     Dodge Caravan.                                                                     4,164

                     Retail vehicle installment contract with Ford Motor
                     Credit, due in monthly installments of principal and
                     interest of $613 with fixed interest at 8.25% until
                     December 29, 1998. This note is secured by a 1995
                     Ford Econoline Van.                                                                1,935
                                                                                                    ---------
                  Total notes payable                                                                 154,554
                  Current portion                                                                    (154,554)
                                                                                                    ---------
                                                                                                    $      --
                                                                                                    =========

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 8 - CAPITALIZATION
                  In September 1997 the Company received $1,000 from the issuance of 1,000,000 shares of common stock at par value.

                  In September 1997 the Company issued 2,000,000 shares of common stock as the result of a private memorandum offering dated September 15, 1997. Proceeds of the offering were $2,000.

                  In December 1997 the Company issued 240,000 shares of common stock through the conversion of the Company's debentures, in exchange for a promissory note in the amount of $900,000. The note and the 240,000 shares were subsequently cancelled.

                  Pursuant to a January 23, 1998 stock exchange agreement (see
         Note 2), the 3,240,000 shares referred to above were exchanged for 3,240,000 shares of Global Energy Organization Corporation common stock. In accordance with the agreement, the newly reorganized Company issued 258,390 shares of common stock to the Global shareholders of record at the date of the agreement and an additional 540,500 shares to selected Global shareholders, subject to a one year lock-up agreement.

                  The company received $500 from the issuance of 500,000 shares of common stock at par value in connection with a private memorandum offering dated February 2, 1998.

                  The company issued 250,713 shares of common stock and received $250,000 in proceeds from the conversion of the Company's debentures dated March 27, 1998.

                  In May 1998, the Company issued 333,761 shares of common stock in exchange for consulting services valued at $174,557.

                  The Company issued 200,000 shares of common stock as a result of a private memorandum offering dated May 15,1998. Proceeds of the offering were $100,000 as of June 30, 1998 and the remaining $100,000 proceeds were received during July 1998.

                  The Company issued 955,414 shares of stock valued at $1,500,000 to the shareholders of Egret Boat Company, Inc., pursuant to a May 1998 stock exchange agreement, discussed further in Note 2.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 8 - CAPITALIZATION (CONTINUED)
                  The Company issued 636,942 shares of stock valued at $1,000,000 to the shareholder of Consolidated Marine, Inc., pursuant to a May 1998 stock exchange agreement, discussed further in Note 2.

NOTE 9 - WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

         Common shares outstanding at June 30, 1998                  6,675,720
         Effect of using weighted average common
              shares outstanding                                    (2,350,483)
                                                                    ----------
         Weighted average common shares outstanding                  4,325,237
                                                                    ==========
NOTE 10 - PRINCIPAL SHAREHOLDERS

                  The Company's principal shareholders at June 30, 1998 are as follows:

                                                    Shares            Percent
                 Shareholder                        Owned            of Total
         -----------------------------            ---------          --------
         Capital Markets Alliance, Inc.           1,954,431           29.28
         Jim Gardiner                             1,114,649           16.70
         Roy Meadows and affiliated companies       533,761            8.00
         Scott Flanders                             477,707            7.16
         All others (less than 5% each)           2,595,172           38.87
                                                  ---------          ------
                                                  6,675,720          100.00
                                                  =========          ======

NOTE 11 - PROFESSIONAL SERVICES
                  The Company has entered into various agreements for consulting and broker services relating to future planned acquisitions and other operations of the Company. The agreements are with a variety of companies, most of whose owners or officers are shareholders of Revenge Marine. In several of the agreements, the Company has issued common stock, stock options, or stock warrants as partial or, in some cases, total consideration for the services to be performed. The terms of the significant agreements are highlighted as follows:

         ROSS, FORSTER, SCILLIA, AND BROOKS, INC.
                  The Company has engaged Ross, Forster, Scillia, and Brooks, Inc. as its corporate financial advisor and investment banker to assist and advise the Company in future mergers or acquisitions. It is estimated that the fees for these services could reach as high as $266,900 if certain terms and obligations are met.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 11 - PROFESSIONAL SERVICES (CONTINUED)

          STOCKBROKER RELATIONS, INC.
                  On May 14, 1998, the Company executed an agreement for consulting services valued at $112,800 in exchange for 215,761 shares of the Company's common stock. In addition, the Company issued convertible stock options to Stockbroker Relations in the following amounts.

                  These options may be exercised at any time until December 31, 1998.

                    Number of
                     Shares                          Price
                    ---------                        -----
                     175,000                         $1.00
                     175,000                          1.50
                     175,000                          2.00

                  These options may be exercised at any time until December 31, 1998.

         GRANT DOUGLAS PUBLISHING, INC.
                  On May 14, 1998, the Company entered into an agreement with Grant Douglas Publishing, Inc. to advertise and publish information about the Company in various publications produced by Grant Douglas Publishing in exchange for 118,000 free trading shares of the Company's common stock. The value of the services is estimated to be $61,714.

         WALL STREET TRADING GROUP
                  On February 17, 1998, the Company entered into a consulting agreement with The Wall Street Trading Group ("WSTG"). As compensation for the services provided, the Company will arrange with certain Revenge shareholders to assign WSTG options to purchase 300,000 free trading shares of the Company's common stock at $2.00 per share until December 31, 2001. Additionally, the Company was obligated to arrange a stock loan agreement between Wall Street Trading Group and another company to loan Wall Street Trading Group 100,000 free trading shares of Revenge Marine until July 31,1999.

         MDI RESEARCH
                  The Company contracted with MDI Research to write a research report for the Company. As partial consideration for the services rendered, the Company issued common stock warrants with an option to purchase 20,000 unrestricted shares of the Company's common stock at a price of $1.50 per share. The warrants can be exercised at any time from May 1, 1998 until May 1, 2002.

                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 12 - INCOME TAXES
                  Significant components of the Company's deferred tax assets and liabilities as of June 30, 1998 are as follows:

                 Deferred tax liabilities:

                    Tax over book depreciation                        $  18,680
                    Book over tax amortization                           (1,968)
                                                                      ---------
                 Net tax deferred liabilities                            16,712

                 Deferred tax asset:

                    Net operating loss carryforward                     127,573
                    Valuation allowance                                (110,861)
                                                                      ---------
                 Total deferred tax assets                               16,712
                                                                      ---------
                 Net deferred tax liabilities                         $      --
                                                                      =========

                  As of June 30, 1998, the Company had a net operating loss carryforward of approximately $318,932, which expires in 2013. Deferred taxes reflect a combined federal and state tax rate of approximately 40%.

                  A reconciliation between the amount of federal income taxes, based on a forty percent (40%) tax rate, and the effective amount of income taxes based on continuing operations is as follows:

                 Statutory federal income taxes (refund)             $(127,573)
                 Tax over book depreciation                             16,712
                 Book over tax amortization                              1,968
                 Valuation allowance                                   110,861
                                                                     ---------
                 Effective income taxes                              $      --
                                                                     =========

NOTE 13 - LEASE AGREEMENT
                  The Company leases its Miami, Florida facility under a non-cancelable operating lease. The agreement, as amended on July 10, 1998, calls for monthly lease payments of $37,333 beginning in July 1998, with a twelve month, interest free option to purchase the property at a purchase price of $3,259,500. After the initial twelve month period, the option to purchase will begin to accrue interest at a rate of 6%, compounded daily. The Company is responsible for paying insurance and real estate taxes on the property, which are estimated to total $5,720 per month. Pursuant to the July 10, 1998 Amended Agreement, $15,000 of the initial $50,000 deposit was refunded to the Company in July 1998. The term of the lease is ten years with an option to extend the lease for an additional five years.





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
                              REVENGE MARINE, INC.
                          A Development Stage Company
               (Formerly Global Energy Organization Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998


NOTE 13 - LEASE AGREEMENT (CONTINUED)
                  The minimum obligations for the next five years are as follows:

                       YEAR ENDED
                         JUNE 30
                       -----------
                          1999                   $  516,636
                          2000                      516,636
                          2001                      516,636
                          2002                      516,636
                          2003                      516,636
                                                 ----------
                         Total                   $2,583,180
                                                 ==========

NOTE 14 - SUBSEQUENT EVENTS

          PURCHASE OF CONSOLIDATED YACHT CORPORATION ASSETS
                  On September 8, 1998, the Company entered into an agreement to purchase the assets of Consolidated Yacht Corporation, Inc., a Florida corporation, whose owner is a related party to the Company (see Note 6).





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